Subsidiary List

Subsidiary	Resident Agent	Principal Place of Business (1)
American Realty Partners, LLC	5050 N. 40th Street Suite 200 Phoenix, Arizona 85018	34225 N. 27th Drive Building 5 Phoenix, Arizona 85085
ARP Borrower, LLC	1679 S. Dupont Highway Suite 100 Dover, Delaware 19901	34225 N. 27th Drive Building 5 Phoenix, Arizona 85085
ARP Pledgor, LLC	1679 S. Dupont Highway Suite 100 Dover, Delaware 19901	34225 N. 27th Drive Building 5 Phoenix, Arizona 85085
ARP Borrower II, LLC	113 Barksdale Professional Ctr Newark, Delaware 19711	34225 N. 27th Drive Building 5 Phoenix, Arizona 85085
ARP Pledgor II, LLC	34225 N. 27th Drive Building 5 Phoenix, Arizona 85085	34225 N. 27th Drive Building 5 Phoenix, Arizona 85085
AHIT Valfre, LLP	7 St. Paul Street Suite 280 Baltimore, Maryland 21202	34225 N. 27th Drive Building 5 Phoenix, Arizona 85085

(1) The subsidiary is authorized to do business in the State identified as the Principal Place of Business even though the subsidiary is organized as identified herein.